Exhibit 5


                            LAW OFFICE
                                OF
                         STEWART A. MERKIN
                          ATTORNEY AT LAW
                     RIVERGATE PLAZA, SUITE 300
                        444 BRICKELL AVENUE
                       MIAMI, FLORIDA 33131
                     e-mail: merkmia@aol.com

Tel.: (305) 357-5556                          Fax: (305) 358-2490




July 1, 2002


Med Gen, Inc.
7284 W. Palmetto Park Road, Suite 106
Boca Raton, Florida 33433


Dear Sir:

I have acted as special counsel to Med Gen, Inc., a Nevada corporation (the "Corporation"), in connection with the offering of 5,370,000 shares if its Common Stock to consultants and employees of the Corporation. The offering of the shares is to be made pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement".)

Please be advised that I am of the opinion that the Corporation's Common Stock has been duly authorized by the Corporation and, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued by the Corporation and fully paid and non-assessable.

I consent to the use of our name in the Registration Statement and the filing of this letter as an exhibit to the Registration
Statement.

Very truly yours,

/s/ Stewart A. Merkin, Esq., P.A.

Stewart A. Merkin, Esq., P.A.